Exhibit 10.1

Walgreens Boots Alliance, Inc. 102 Wilmot Road
Deerfield, IL 60015 wba.com

March 6, 2018

Mr. James Kehoe

Dear James,

We are pleased to offer you the position of Executive Vice President and Global Chief Financial Officer, currently reporting to Stefano Pessina, Executive Vice-Chairman and Chief Executive Officer. We look forward to you joining our team. As a U.S.-based team member working at the Walgreens Boots Alliance (“WBA”) group level, your employer for payroll, benefits and tax (W-2) purposes will be within the Walgreen Co. U.S. family of companies. The terms of this offer are subject to the final approval of the Compensation Committee of the Board of Directors of WBA and securing valid authorization for US employment. Below are the terms of your offer:

Base Salary. Your salary will be $900,000 annually, less all applicable tax withholdings and benefit deductions – paid monthly in accordance with our salaried team member payroll cycle.

Annual Bonus Opportunity. Based on your position, you will be eligible for annual bonuses under the WBA corporate bonus program, which is based on the Company’s fiscal year running from September 1 through August 31. You will be eligible for a pro-rated bonus for the remainder of the current fiscal year. The current bonus target for your position is 125% of your eligible earnings. Your actual bonus each year is subject to Company performance and your individual performance, and all bonuses are subject to the discretion and approval of the Compensation Committee of our Board of Directors.

Long-Term Incentives. You will also be eligible for long-term incentives granted under the terms and conditions of the WBA 2013 Omnibus Incentive Plan. You will be eligible for market-competitive award levels granted at the discretion of the Compensation Committee of our Board of Directors. For your position, long-term incentives currently consist of the programs listed below and a combined target award equal in economic value to $3,500,000 annually. You will receive your first award on the next annual grant date following your hire date, subject to approval by the Compensation Committee of the Board of Directors of WBA. As shown below, the allocation among the two types of awards is roughly 50% in stock options and 50% in performance shares. In making award decisions each year, the Compensation Committee considers target award levels, budget levels, relative individual performance, and other factors consistent with our pay for performance philosophy.

Stock Options: Stock options are currently awarded annually. One-third of the award vests on the first, second and third anniversaries of the grant date and may be exercised up to 10 years after the grant date. Stock options currently make up 50% of your total annual target award described above.

Mr. James Kehoe

Performance Shares: The performance share program provides an award of contingent shares with each year’s grant. Contingent shares are earned and settled in shares of WBA stock at the end of a three-year performance period, and the final award is based on the performance of the Company over that three-year period. Performance shares currently make up 50% of your total target award.

The annual and long-term incentives described above, including program components and target award levels, are subject to adjustments over time, as we continually review our program features to align with market practices and other total rewards objectives.

Other Employee Benefits. See the attached “Overview of Management Benefits,” briefly describing the employee benefits that are applicable. In addition, you will be entitled to participate in the WBA Executive Severance and Change in Control Plan and other benefit plans and programs that are generally applicable to U.S.-based executive officers of WBA, in all cases subject to changes of general application from time to time.

Relocation. It is understood that you will relocate to the Chicagoland area during calendar year 2018, and you will be eligible for relocation benefits in accordance with Company policy for management employees, as summarized in the WBA Global Permanent Transfer Policy provided to you, which includes temporary living (including subsidized lodging, transportation and meals) in the U.S. until such time as you are relocated to the U.S. WBA further agrees to cooperate with you to allow you to make periodic trips to Japan to visit your family until they are relocated to the U.S. and to provide your airfare for up to three (3) such trips (in addition to the subsidized airfare already contemplated under the WBA Global Permanent Transfer Policy). Upon offer acceptance, a member of our HR Shared Services Department will be in contact with you to walk you through the details and process.

Other Compensation. In consideration for your overall benefit package with your prior employer, you will receive the following sign-on incentives:

•	Cash Sign-on/Retention Payment: A one-time sign-on/retention bonus of $2,500,000 to be paid in two installments, 1⁄2 within 30 days following your first day of employment and 1⁄2 within 30 days of your first anniversary of employment, both payments are subject to normal tax withholding. This bonus is subject to the terms and conditions of a retention bonus agreement that you are required to sign as a condition to this benefit, and which is attached to this letter. In particular, this agreement spells out that your continued employment is required in order to receive and retain each installment payment, and if you voluntarily leave the Company or you are involuntarily terminated for “cause” (as defined in the attached retention bonus agreement) prior to the one-year anniversary of each installment payment date, you will be required to reimburse the Company for the full amount of such payment.

•	Special Restricted Stock Unit (“RSU”) Award: A one-time award of RSUs equal in economic value to $4,500,000. This special award will be granted on the first day of the quarter on or next following your date of hire and will vest 1/3 on each of the first, second and third anniversaries of the date of grant. This award will be subject to the terms and conditions of the WBA 2013 Omnibus Incentive Plan and the applicable award agreement.

Mr. James Kehoe

Non-Compete. As a condition to this offer of employment, you will be required to sign a Non-Competition, Non-Solicitation and Confidentiality Agreement when you begin employment. This is a standard agreement, with certain terms tailored to your area and position. A copy of this Agreement can be provided in advance upon request. A similar agreement may also be included as part of RSU and stock option award agreements.

U.S. Employment Authorization. This offer is contingent upon obtaining and maintaining O-1 Nonimmigrant visa status. The O-1 provides temporary U.S. employment authorization. Subject to the continuation of employment in the aforementioned role, the O-1 can be extended in one-year increments. Our internal immigration counsel will assist you with obtaining the O-1 and extending the O-1 visa at WBA’s cost. Subsequently, upon your request and following at least one year of employment, WBA will support a green card application in connection with continued employment with WBA. This is of course subject to your continued employment up to and through the application process, and is further subject to there being no undue restrictions placed on your ability to travel internationally on WBA business during the application process. Our immigration counsel will assist you with the green card application process at WBA’s cost.

Your start date will be June 1, 2018. On your start date, please bring proof of your identity and eligibility for employment.

Please note that WBA, in an effort to maintain our strong sense of pride in the way we conduct our business, requires all employees to dress in business casual attire while at work or on travel representing the company.

Our offer of employment is contingent on your passing a pre-employment applicant background check and a pre-employment drug screen under our Drug Free Work Place Policy. It is our policy that the pre-employment drug screen test be completed within 48 hours of your arrival in the US following receipt of this offer packet. We will work with you to find your nearest drug testing location when you return to the US. Enclosed are the “Forensic Drug Testing Custody and Control Form” and the “Drug Test Consent/Release Form”. Please complete and return the consent/release form with the offer letter. You will need to bring the Forensic Drug Testing Custody and Control Form with you to the drug test facility along with a valid photo I.D. accepted by the state.

If you want to accept this offer of employment, please sign your name on the line below, fill in the date, and return the signed letter in the enclosed envelope. The duplicate of this letter is for your records. By signing below, you are confirming that no actual breach, threatened breach or other violation of any past, current or contemplated oral or written contractual arrangement to which you are a party (including, but not limited to, any non-compete, non-solicitation or confidentiality agreement with any former employer) has or will occur by virtue of your acceptance of this offer of employment or your performing services for WBA. Failure to comply can result in the rescission of this offer or termination of employment.

Mr. James Kehoe

You should not consider our offer of employment to be a contract or guarantee of indefinite employment. Employment at WBA is at will, for no definite term, and is subject to WBA policies, which can be changed from time to time.

This offer letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. One or more counterparts of this offer letter may be delivered by facsimile or PDF electronic file with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

If you have any questions please call me at [phone number].

Sincerely,

/s/ Lisa Hare

Lisa Hare

VP, Global Talent Acquisition

Walgreens Boots Alliance, Inc.

Enclosures

cc:     Kathleen Wilson-Thompson

I accept the offer of employment as of the date first written above and understand that the offer is not intended to be a guarantee of continued employment.

Name:	/s/ James Kehoe
James Kehoe

Mr. James Kehoe

CORPORATE RECRUITMENT RETENTION BONUS PROGRAM

AGREEMENT

This Retention Bonus Agreement (“Agreement”) is entered into by and between James Kehoe (the “Employee”) and Walgreen Co., an Illinois corporation, including any applicable subsidiary or other affiliate of Walgreen Co. that serves as the Employee’s employer (collectively, “Walgreens”), and is effective as of the Employee’s date of hire with Walgreens (the “Hire Date”).

NOW THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A.	SIGN-ON AND RETENTION BONUSES

Subject to the remaining terms and conditions of this Agreement, Walgreens agrees to pay to the Employee the following bonuses:

(1)	Sign-On Bonus of $1,250,000. This bonus is in consideration of the Employee’s commitment to remain employed with Walgreens from the Hire Date through the one-year anniversary of the Hire Date (the “Sign-On Bonus Retention Period”). The sign-on bonus (less applicable withholdings and deductions) will be paid within 30 days after both the Hire Date and the Employee’s execution of this Agreement.

(2)	Retention Bonus of $1,250,000. This bonus is in consideration of the Employee’s commitment to remain employed with Walgreens from the Hire Date through the one-year anniversary of the Hire Date and then for an additional one year thereafter (collectively, the “Retention Bonus Retention Period”). This retention bonus (less applicable withholdings and deductions) will be paid within 30 days after the one-year anniversary of the Hire Date.

B.	TERMINATION OF EMPLOYMENT; PAYBACK REQUIREMENT

(1)	For each of the bonuses listed above, if prior to the end of the Retention Period applicable to such bonus, the Employee resigns from Walgreens or his or her employment is terminated by Walgreens for “Cause,” as defined in Part C below, then the Employee shall not receive any bonuses not yet paid and shall be obligated to repay to Walgreens the entire amount of such bonus already paid. This amount shall be due and payable within 30 days of the Employee’s separation from Walgreens, and Walgreens may then deduct any sum owed to Walgreens from any salary or other wages which would otherwise be payable to the Employee at that time. The Employee waives presentment for payment, notice of dishonor, protest, and notice of protest.

(2)

For each of the bonuses listed above, if prior to the end of the Retention Period applicable to such bonus, the Employee’s employment is terminated by Walgreens without “Cause,” as defined in Part C below, or upon the death or “Disability” (as defined in part C below) of the Employee, then the Employee shall receive any bonuses not yet

Mr. James Kehoe

paid, which shall be paid to the Employee (less applicable withholdings and deductions) within 30 days after the date of termination, and the Employee shall not be obligated to repay to Walgreens any bonus already paid. The foregoing shall be subject to Employee’s execution and non-revocation of a general waiver and release reasonably acceptable to Walgreens. If the period during which the Employee may consider whether to execute or revoke such waiver and release begins in one calendar year and ends in a subsequent calendar year, the payment of the bonus pursuant to this Part B(2) shall be paid in the subsequent calendar year.

C.	OTHER TERMS AND CONDITIONS

(1)	“Cause” and “Disability” shall be as defined in the Walgreens Boots Alliance, Inc. Executive Severance and Change in Control Plan.

(2)	The terms of this Agreement must remain strictly confidential at all times; provided however that, disclosure by the Employee is permitted to immediate family members and legal/financial advisors. Failure to comply with this requirement can result in forfeiture of the sign-on and/or retention bonus and/or disciplinary action.

(3)	The Employee agrees and understands that employment with Walgreens is for no definite period and may be terminated at any time, with or without cause, at the option of either Walgreens or the Employee.

(4)	The Employee understands the terms and conditions of this Agreement, has had an opportunity to consult with counsel, and agrees to abide by the terms of this Agreement.

(5)	This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. For purposes of Section 409A of the Code, each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject the Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), Walgreens and the Employee shall cooperate to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall Walgreens be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Employee’s “termination of employment,” such term shall be deemed to refer to the Employee’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Employee is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Employee’s separation from service, then to the extent any amount payable to the Employee (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Employee’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Employee’s separation from service, such payment shall be delayed until the earlier to occur of (a) the 30-day period following the six-month anniversary of the separation from service and (b) the date of the Employee’s death.

Mr. James Kehoe

(6)	This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. One or more counterparts of this Agreement may be delivered by facsimile or PDF electronic file with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

EMPLOYEE

/s/ James Kehoe
James Kehoe

WALGREEN CO.

By:	/s/ Lisa T. Hare

Name and Title:	Lisa T. Hare
VP, Global Talent Acquisition